February 14, 2022

Mr. David Ilardi
[* * * * *]
[* * * * *]

Dear David:

Congratulations! On February 14, 2022, Allegion’s Board of Directors approved your appointment as Senior Vice President – Allegion Americas, wherein you will report directly to me, effective on March 1, 2022. This position will be located in Carmel, Indiana.

The compensation, benefits and other aspects of your offer are outlined below and will become effective on March 1, 2022:

1.Your annual base salary will increase from $237,543.75 to $450,000, which will be paid biweekly.

2.You will continue to be eligible to participate in the Allegion Americas - Annual Incentive Plan (“AIP”) and your annual opportunity will be targeted at 65% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion.

3.Your annual Allegion equity award target will increase from $70,000 to $600,000 and your award will be delivered in the form of performance share units (50%), restricted stock units (RSUs) (25%) and stock options (25%).

4.You will continue to be eligible to participate in all applicable benefit programs offered to Allegion salaried employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans.

5.You will be eligible to participate in the following programs offered to Officers of Allegion:

a.Financial Counseling: You will be eligible for reimbursement of tax, estate and financial planning services in an amount not to exceed $12,000, annually.

b.Executive Health Program: You will continue to be eligible to participate in the executive healthcare reimbursement program in an amount not to exceed $2,000, annually.

6.You will continue to be eligible for unlimited Paid Time Off (PTO) per our policy.

7.Stock Ownership: Based on your role in Allegion, you are restricted from transactions involving Allegion securities (for example, exercising options, or buying or selling ordinary shares or debt securities on the open market) except during designated window periods. You are also required to obtain pre-clearance from Legal (Jeff Braun or Hatsuki Miyata) prior to transacting in any Allegion shares/securities. Furthermore, you will be required to comply with the
Allegion executive stock ownership requirements, which is 2 times your annual base salary ($900,000) for your role. You will have 5 years to reach this ownership level.

8.Change in Control: Effective February 14, 2022, the Compensation Committee of the Board of Directors has approved your participation in the Allegion Change in Control Plan (“CIC Plan”). In addition to other certain benefits, more fully set forth within the CIC Plan, the CIC Plan generally provides severance payment and enhanced coverage under certain benefit plans in the event of a loss of job due to a Covered Termination (as defined and in accordance with the CIC Plan).  Your severance payment under the CIC plan is 2.0 times your base salary plus your annual incentive target. You will separately be provided with a copy of this agreement for your acceptance.

This offer is contingent upon your acceptance of the enclosed Proprietary Information agreement and the Non-Compete agreement. To accept this offer, please sign the Proprietary Information agreement, the Non-compete agreement, and this letter as indicated under the Candidate Acceptance section below and return all documents to Jennifer Preczewski, VP – Human Resources.

Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at-will” relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason. This document does not create an express or implied contract of employment.

David, we believe that you will continue to make a significant contribution to Allegion and look forward to receiving your acceptance.

Sincerely,

Dave Petratis
Chairman, President and Chief Executive Officer

cc: Jennifer Preczewski, VP – Human Resources

Attachments:
•Non-Compete Agreement
•Proprietary Agreement
•Stock Ownership Guidelines

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion as Senior Vice President – Allegion Americas and agree to the conditions in the offer letter.

/s/ David Ilardi                        2/16/2022
_________________________________    ________________________________
David Ilardi                     Date